UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12a

MEDALLION FINANCIAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

On June 2, 2026, Medallion Financial Corp. issued a press release:

Medallion Financial Corp. Urges Shareholders to Vote for Proven Performance

ISS and Glass Lewis Recognize Medallion’s Successful Business Transformation

Analysis Fails to Consider ZimCal’s Ideas And Risks of Replacing Any of the Proven Incumbents with Its Nominees

Medallion Also Highlights Eric Kelly’s Alleged Financial Improprieties and History of Value Destruction

NEW YORK, June 2, 2026 – Medallion Financial Corp. (NASDAQ: MFIN) (“Medallion” or the “Company”) today issued the following statement in connection with its 2026 Annual Meeting of Stockholders expressing strong disagreement with certain recommendations issued by ISS and Glass Lewis.

The Company is facing its third consecutive proxy contest against ZimCal Asset Management LLC and its affiliates (collectively, “ZimCal”), a debtholder who promised in February 2024 to run a proxy contest “every year” unless the Company agreed to its demands to repurchase its debt at a substantial above market premium. The Company re-affirms its recommendation that shareholders vote on the WHITE proxy card FOR only the Board’s three nominees.

“In our 2024 proxy contest against ZimCal, ISS and Glass Lewis recommended for the Board’s nominees due to our historic business turnaround and ZimCal’s failure to prove a reason to change what was working,” said Andrew Murstein, Chief Executive Officer of the Company. “Since then, Medallion has posted record net interest income, achieved double-digit growth in book value per share, and increased quarterly dividends by 40%. ISS’ and Glass Lewis’s stance this year fails to acknowledge our continued positive momentum and the significant risk of disrupting it.”

Lead Independent Director Brent O. Hatch added: “The independent directors are fiercely independent and have exercised considerable oversight of management, litigation, governance issues, and the composition of management including the elevation of Andrew Murstein to CEO.”

The Company believes that shareholders should consider the following omissions and deficiencies when evaluating ISS’ and Glass Lewis’s recommendations:

ISS and Glass Lewis Continue to Acknowledge Medallion’s Business Turnaround Is A Success, Yet Fail to Consider Whether There is A Case For Changing that Momentum

Medallion’s Board and management team have overseen a remarkable business transformation from a taxi medallion lender to a leading consumer and commercial lender, and the momentum is only continuing to accelerate. ISS and Glass Lewis acknowledge these results:

•	ISS cites Medallion’s “significant growth over the last five years” and notes that Medallion nearly doubled net interest income, total loans, total assets and book value per share during this period.

•

Glass Lewis likewise recognizes that Medallion has posted “consistent gains in [net interest income]” and “substantial portfolio growth – alongside attendant scale benefits,” while driving “considerable gains in book value per share.”

•	ISS acknowledges that Medallion’s total shareholder return “outperformed peers and the index over the one, three, and five years ended on the unaffected date.”

In light of this trajectory, the Company believes shareholders should carefully consider the following in assessing whether ISS’ and Glass Lewis’s partial negative recommendations reflect a reasoned consideration of whether ZimCal has proven its case for change:

•

ZimCal Has Failed to Present a Credible Plan that Can Deliver Value: Neither ISS nor Glass Lewis give meaningful analysis to whether ZimCal has presented a strategic plan that would deliver more value. Glass Lewis outright acknowledges that “adherence to or support for [ZimCal’s] promulgated six-point plan is considerably less relevant” than simply electing new directors. ZimCal has brought no new ideas that would benefit the Company, and the election of its nominees would disrupt what has been working for shareholders.

•

ISS Cherry Picks Time Horizons for Negative Comparisons: Despite ISS’ praise for Medallion’s performance over the standard one, three and five year periods, its final conclusions on performance focus exclusively on the Company’s relative performance since the 2024 annual meeting, which it alleges reflects deteriorating performance despite remaining positive on an absolute basis. In effect, ISS is cherry-picking time horizons to find a negative perspective and demanding the Company prove its performance is the same or better than at the last contested vote.

ISS and Glass Lewis Fail to Consider Significant Risks of Electing Unqualified Directors, Especially In Light of Eric Kelly’s Track Record of Value Destruction and Alleged Business Improprieties

In essence, ISS and Glass Lewis appear to favor the election of two ZimCal nominees simply because they are new faces. The Company believes shareholders should carefully consider the following in assessing the desirability of replacing critical Board leaders with any of the dissident nominees:

•

Mr. Kelly’s Problematic Business Track Record Includes Value Destruction and Alleged Improprieties: Mr. Kelly’s 15-year tenure as CEO of Overland Storage and its predecessors ended in total value destruction when the company liquidated in 2025; likewise, the equity value of Sphere 3D Corporation (Nasdaq: ANY), which spun out Overland Storage in 2018, fell 99.8% while Eric Kelly was Chairman and CEO.[1] During his tenure, Sphere 3D accumulated significant losses while being accused of financial engineering and self-dealing involving Mr. Kelly’s investment company, Silicon Valley Technology Partners.[2] Far more concerning, Mr. Kelly is the defendant in a pending wrongful termination lawsuit by the former CFO of Overland Storage, who alleges that he was terminated by Mr. Kelly less than two hours after reporting that Mr. Kelly diverted revenue to his personal companies and pressured the Overland Storage finance team to deviate from US GAAP and engage in tax avoidance schemes.[3] While the Company acknowledges that these are unproven allegations, it believes shareholders should be aware of them in light of Glass Lewis’s focus on the unproven and resolved SEC allegations against the Company.

•

Mr. Kelly and Mr. Kiernan Lack Relevant Qualifications and Would Replace Critical Leaders with Relevant Experience: Neither director supported by the proxy advisors has experience relevant for Medallion’s consumer lending platform. Mr. Kelly’s professional background is focused entirely on technology hardware, and Mr. Kiernan’s current leadership is of an agriculture and land company. Their election would replace Board leaders who have critical experience in relevant businesses: our founder and Executive Chairman, Mr. Alvin Murstein, and Ms. Hallenbeck, who has more than 30 years of finance experience including Ms. Hallenbeck’s experience as CFO of Citigroup’s treasury department.

•

The Board is Already Independent and Engaged: A clear majority of the directors (five of eight) are independent, and the Board has appointed a Lead Independent Director with impeccable credentials, including as counsel in the White House and senior leadership in the U.S. Department of Justice. As noted below, the Board’s independent directors engage in rigorous oversight of management and executive succession.

[1]	Reflects value from December 2, 2014 through November 14, 2018.
[2]

See, e.g., Chris Mellor, Overland Storage survives another day in the Last Chance Saloon (Nov. 6, 2018), https://www.blocksandfiles.com/data-protection/2018/11/06/overland-storage-survives-another-day-in-the-last-chance -saloon/1594077?_gl=1*1ivwpgn*_ga*MTAyNzE0OTAzMy4xNzgwNDEwODEw*_ga_NSDTXHMMN0 *czE3ODA0MTA4MDkkbzEkZzEkdDE3ODA0MTI2MzQkajE1JGwwJGgw.

[3]	Dale Lindly vs. OT Global Protection LLC, Case No. C22-01066, in the Superior Court of the State of California (filed May 26, 2022, as amended October 21, 2024).

ISS and Glass Lewis Misunderstand the SEC Settlement and its Role in Executive Succession

A substantial amount of ISS’ and Glass Lewis’s analysis is focused on the process of the decision to settle a lawsuit brought by the SEC in 2021, which led to a decision to elevate Andrew Murstein to Chief Executive Officer. The Company fundamentally disagrees with this analysis and believes shareholders should carefully consider the following in assessing it:

•

SEC Allegations from Nearly A Decade Ago Have Been Extensively Disclosed and Considered at the Ballot Box: The SEC allegations have been public for more than four years, concern alleged behavior between 2014 and 2017, and have been the focus of multiple proxy contests against the Company. In 2024, when ZimCal called for the SEC litigation to be resolved, both proxy advisors recommended in favor of the Board and the Board’s nominees prevailed by a margin of 3.5 to 1. Just last year—months after the Company had agreed in principle to a settlement, as disclosed on March 4, 2025—both proxy advisors recommended in favor of all Medallion nominees including Mr. Andrew Murstein. Clearly, the SEC settlement was not an issue last year for proxy advisors or shareholders.

•

Settlement Reflected Business Judgment About Cost and Distraction, Not the Claims’ Merits: ISS and Glass Lewis appear to treat the Company’s settlement of the SEC litigation as evidence of the allegations’ truthfulness. That’s simply not correct. The Company—with substantial oversight of the case by the independent directors—settled the SEC litigation because the Board concluded that it would be far costlier in terms of legal expense and management distraction to continue to defend it compared to the available settlement terms—including no admissions (other than a standard limited bankruptcy-related provision for Mr. Murstein) and immaterial restrictions on the business. In addition, the Company had already adopted compliance programs that go beyond the discrete compliance requirements of the settlement.

•

SEC Matter Was Thoroughly Considered By Independent Directors in Executive Succession: ISS and Glass Lewis criticize the process of the appointment of Mr. Andrew Murstein following the settlement, accusing the independent directors of failing to consider the matter. This is completely false. The independent directors gave full consideration to the nature of the allegations in evaluating Mr. Murstein’s appointment. Contrary to Glass Lewis’s spurious claim that Mr. Murstein was appointed through “lineage,” he was appointed on the merits through a years-long succession process at the Board level that thoroughly evaluated his experience and extensive track record over thirty years as President, during which he has served as the chief architect of the diversification of the Company from taxis and its successful business turnaround, and his continued leadership and vision for the Company.

Glass Lewis’s Ill-Considered Analysis Concludes a Lack of Gender Diversity Requires Replacing an Experienced Independent Female Director With a Male Dissident

Glass Lewis recommends that shareholders replace Cynthia Hallenbeck with a dissident candidate because as chair of the Nominating and Governance Committee she “bears responsibility for not sufficiently addressing” the Board’s level of gender diversity.

Unlike Glass Lewis (and ISS, who also recommended against Ms. Hallenbeck), the Board does not believe that gender diversity is advanced by replacing a leading female director in corporate finance who has more than 30 years of Wall Street experience and service on public company and leading nonprofit boards, with a male ZimCal candidate who does not have such experience and diversity of experience.

Glass Lewis also blames Ms. Hallenbeck for actions that occurred even before she joined the board of directors.

Vote the WHITE Proxy Card FOR ONLY Medallion’s Nominees

The Company and the Board believe that Medallion has the right strategy, the right leadership and the right nominees to continue the Company’s positive momentum. ISS and Glass Lewis acknowledge the Company’s successful transformation and strong performance, but the Board believes their recommendations give insufficient weight to the risks of disrupting that momentum and replacing experienced directors with ZimCal nominees who have not demonstrated that they can improve on the Company’s trajectory.

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ: MFIN) and its subsidiaries originate and service a portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding our loan portfolio, including collections on our taxi medallion loans, the potential for future asset growth, and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, the effects of tariffs, the impact of the conflict with Iran, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, for a description of certain risks to which Medallion is or may be subject, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2025 Annual Report on Form 10-K.

Important Additional Information and Where to Find It

Medallion has filed its definitive proxy statement, accompanying WHITE universal proxy card and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for Medallion’s upcoming 2026 Annual Meeting of Shareholders. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING MEDALLION’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by visiting the “Investor Relations” section of Medallion’s website at www.medallion.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.

Investor Relations

InvestorRelations@medallion.com

212-328-2176

Investor Relations

The Equity Group Inc.

Lena Cati

lcati@theequitygroup.com

(212) 836-9611

Val Ferraro

vferraro@theequitygroup.com

(212) 836-9633